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Exhibit 10.61.1

Amendment to the Dime Bancorp, Inc.
Senior Management Incentive Plan

Effective December 12, 2000

        The Dime Bancorp, Inc. Senior Management Incentive Plan (the "Plan") is hereby amended in the following particulars:

  1.
  The second textual sentence of Section 7 is amended to read as follows:

    "Such amount shall then be payable to the participant, in the sole discretion of the Committee and to the extent earned, in cash, in shares of common stock of the Company or rights to purchase shares of common stock of the Company (in each instance subject to such restrictions as may be determined by the Committee, with such stock or stock purchase right payment effected through the provisions of an available stock incentive plan of the Company), or a combination of cash, stock or stock purchase rights, at such time and in such manner as is determined by the Committee in its sole discretion."

  2.
  The following sentence is added at the beginning of the last paragraph of Section 8(a) of the Plan:

    "The guaranteed minimum target bonus amounts payable pursuant to this Section 8 shall, notwithstanding any other provisions of Section 7 hereunder, be paid in cash."

  3.
  The last textual sentence of Section 14 of the Plan is amended to read as follows:

    "Notwithstanding anything in this Plan to the contrary, the Bank shall be jointly and severally liable for all cash amounts payable under the Plan and the Company shall be jointly and severally liable for all amounts payable under the Plan in the form of shares of common stock of the Company or rights to purchase shares of common stock of the Company (whether or not subject to restrictions as may be determined by the Committee)."

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Amendment to the Dime Bancorp, Inc. Senior Management Incentive Plan Effective December 12, 2000